Exhibit 99.1

            Court Dismisses Federal Class Action Suit Against VaxGen

BRISBANE, Calif. - May 3, 2005 - VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that the United States District Court for the Northern District of California has dismissed with prejudice a class action lawsuit filed against the company in March 2003.

VaxGen announced on April 11, 2005 that the Court had dismissed the case (No. C 03-01129 JSW), but had provided the plaintiffs an opportunity to amend their complaint. The deadline for amendment set by the Court was April 29, 2005. The court has now ruled that since an amended complaint was not filed by the deadline, the case and all the consolidated actions must be dismissed with prejudice.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing vaccines against anthrax and smallpox.

Contact:

Paul Laland
Vice President, Corporate and Financial Communications
(650) 624-2345